SUBLEASE AGREEMENT

The parties agree as follows:

Date of this Sublease: April , 2008

Parties to this Sublease:
Overtenant: Smile Train, Inc.
Address for notices: 41 Madison Avenue, 28th Floor
New York, NY 10016
You, the Undertenant: Langer, Inc.
Address for notices: 245 Fifth Avenue, Suite 2201
New York, NY 10016
If there are more than one Overtenant or Undertenant, the words "Overtenant" and "Undertenant" used in this Sublease includes them.

Information from Over-Lease:
Landlord: SMII Fifth Avenue LLC, a Delaware LLC
Address for notices:

Overtenant: Smile Train, Inc.
Address for notices: 41 Madison Avenue, 28th Floor
New York, NY 10016
Date of Over-Lease: April 19, 2004

Term: 5 years from: July 1, 2004 to: June 30, 2009
A copy of the Over-Lease is attached as an important part of the Sublease.

Term: 1. 1 years: 1 months: Beginning: June 1, 2008
ending: June 30, 2009

Premises rented: 2. Suite 2201 at 245 Fifth Avenue, New York, NY 10016

Use of premises: 3. The premises may be used for general office purposes, in keeping with paragraph 38 of the Over-Lease. only.

Rent: 4. The yearly rent is $ 166,668.00* . You, the Undertenant, will pay this yearly rent to the Overtenant:: in monthly installments of $13,889.00, said obligation secured by an Irrevocable Letter of Credit in the amount of $194,446 issued by Wachovia Bank to Smile Train, Inc. beneficiary

Security: 5. The security for the Undertenant's performance is $27,778.00 (2 mos.) to be as a separate Irrevocable Letter of Credit issued by Wachovia Bank to Smile Train, Inc. as beneficiary.

Agreement to lease and pay rent: 6. Overtenant sublets the premises to you, the Undertenant, for the Term. Overtenant states that it has the authority to do so. You, the Undertenant, agree to pay the Rent and other charges as required in the Sublease. You, the Undertenant, agree to do everything required of you in the Sublease.

Notices: 7. All notices in the Sublease shall be sent by certified mail, "return receipt requested".

Subject to: 8. The Sublease is subject to the Over-Lease. It is also subject to any agreement to which the Over-Lease is subject. You, the Undertenant, state that you have read and initialed the Over-Lease and will not violate it in any way.

Overtenant's duties: 9. The Over-Lease describes the Landlord's duties. The Overtenant is not obligated to perform the Landlord's duties. If the Landlord fails to perform, you, the Undertenant, must send the Overtenant a notice. Upon receipt of the notice, the Overtenant shall then promptly notify the Landlord and demand that the Over-Lease agreements be carried out. The Overtenant shall continue the demands until the Landlord performs.

Consent: 10. If the Landlord's consent to the Sublease is required, this consent must be received by the date of this Sublease. If the Landlord's consent is not received within this time, the Sublease will be void. In such event all parties are automatically released and all payments shall be refunded to you, the Undertenant.

Adopting the Over-Lease and exceptions: 11. The provisions of the Over-Lease are part of this Sublease. All the provisions of the Over-Lease applying to the Overtenant are binding on you, the Undertenant, except that no escalations pursuant to Articles 39, 41, 42, 46 and 68 shall apply to this Sublease.

* based on 4,902 Rentable Square Feet ("RSF") at $31 per RSF per annum and $3.00 electric charge per RSF per annum.

Overtenant and Undertenant will cooperate and use best efforts to coordinate the move-out by Smile Train and the move-in by Langer so as to result in a minimum of interruption to each party's business operations.

Undertenant will not make any improvements or alterations to the premises, and will not be responsible for the removal at the end of the Sublease term of any improvements or alterations previously made by Smile Train or by the Landlord for Smile Train.

Overtenant will transfer ownership to Undertenant of selected office furniture currently on premises, as determined pursuant to separate agreement between the parties.

No authority: 12. You, the Undertenant, have no authority to contact or make any agreement with the Landlord about the premises or the Over-Lease. You, the Undertenant, may not pay rent or other charges to the Landlord, but only to the Overtenant.

Successors: 13. Unless otherwise stated, the Sublease is binding on all parties who lawfully succeed to the rights or take the place of the Overtenant or you, the Undertenant. Examples are an assign, heir, or a legal representative such as an executor of your will or administrator of your estate.

Changes: 14. This sublease can be changed only by an agreement in writing signed by the parties to the Sublease.

PLEASE SEE ATTACHED RIDER WHICH IS INCORPORATED HEREIN

Signatures:

OVERTENANT:

SMILE TRAIN, INC.

By: [signature] 5/2/08

You, the UNDERTENANT:

LANGER, INC.

Witness: ____________ By: [signature]

GUARANTY OF PAYMENT WHICH IS PART OF THE SUBLEASE

Date of Guaranty: 19

Guarantor and address:

Reason for Guaranty: 1. I know that the Overtenant would not rent the premises to the Undertenant unless I guarantee Undertenant's performance. I have also requested the Overtenant to enter into the Sublease with the Undertenant. I have a substantial interest in making sure that the Overtenant rents the premises to the Undertenant.

Guaranty: 2. The following is my Guaranty:
I guaranty the full performance of the Sublease by the Undertenant. This Guaranty is absolute and without any condition. It includes, but is not limited to, the payment of rent and other money charges.

In addition, I agree to these other terms:

Changes in Sublease have no effect: 3. This Guaranty will not be affected by any change in the Sublease, whatsoever. This includes, but is not limited to, any extention of time or renewals. The Guaranty will be binding even if I am not a party to these changes.

Waiver of notice: 4. I do not have to be informed about any failure of performance by Undertenant. I waive notice of nonpayment or nonperformance.

Performance: 5. If the Undertenant fails to perform under the Sublease, the Overtenant may require me to perform without first demanding that the Undertenant perform.

Waiver of jury trial: 6. I give up my right to trial by jury in any claim related to the Sublease or this Guaranty.

Changes: 7. This Guaranty of payment and performance can be changed only by written agreement signed by all parties to the Sublease and Guaranty.

Signatures:

WITNESS: ____________ GUARANTOR: ____________

RIDER TO SUBLEASE BETWEEN:

Overtenant: Smile Train, Inc.
Undertenant: Langer, Inc.
Premises: 245 Fifth Avenue, Suite 2201, New York, New York 10016
Date: April , 2008

Wherever the terms, covenants and conditions contained in the printed portion of the Sublease shall be in conflict with any of the terms, covenants and conditions in this Rider, this Rider shall prevail, and the contradictory provisions of the Printed Sublease shall be deemed amended accordingly.

15. **Rent:**

Notwithstanding the language in Section 4 of the printed sublease, the Undertenant shall provide a Letter of credit in the amount of $185,933.00 as security for the payment of Rent. Undertenant shall make monthly rental payments to Overtenant on the first day of each month with the first payment in the amount of $5,376 representing the rent for May 20, 2008 through May 31, 2008 and then equal monthly payments of $13,889.00 for 13 months. Overtenant may only draw upon the Letter of Credit in the event Undertenant fails to make a rent payment or if Undertenant's payment fails to be honored by the bank and such failure continues following 3 days written notice to Undertenant. Upon the expiration of the Sublease Term, the Overtenant shall promptly return the Letter of Credit to Undertenant.